FIRST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

SUTTON HILL PROPERTIES, LLC

FIRST AMENDED AND RESTATED
OPERATING AGREEMENT
OF
SUTTON HILL PROPERTIES, LLC

This FirstAmended and Restated Operating Agreement (this “Agreement”) of Sutton Hill Properties, LLC, a Nevada limited-liability company (the “Company”), is made and entered into and shall be effective as of the 28th day of June, 2007, by and between the undersigned persons who comprise all of the members of the Company (the “Members”).

THE COMPANY

Definitions

Capitalized words and phrases used in this Agreement have the meanings provided for in this Agreement.  Although Appendix A to this Agreement contains a summary index of the key capitalized words and phrases used in this Agreement, Appendix A is not an exhaustive list of all of such capitalized words and phrases.

Purpose; Powers

The primary purpose of the Company shall be to acquire, finance, own, operate (including, without limitation the continuation of the current use of the property as a cinema), subdivide (including, without limitation subdivision into condominium interests), redevelop, and to lease, sell or otherwise transfer interests in (including, without limitation, the lease, sale or other transfer of the entirety of) that certain property located at 1001 – 1007 Third Avenue, in the Borough of Manhattan, New York, New York (the “Third Avenue Property”) and, incident to such primary purpose, to conduct any lawful business activity permitted by Nevada law and required to perform all acts in furtherance thereof, including specifically, but without limitation, the borrowing of money and the encumbering of or the granting or interests and estates in or with respect to the Property.  The Company has the power to do any and all acts that are necessary, appropriate, proper, advisable, incidental or convenient to carry out the purposes of the Company.

Principal Place of Business

The Company’s principal place of business shall be 500 Citadel Drive, Suite 300, Commerce, California.  In its sole discretion, the Manager (as defined in Section 5.1 of this Agreement) may change the Company’s principal place of business to any other place within or outside the State of Nevada with or without prior notice to the Members.

Term

The term of the Company commenced on May 21, 2004, on the date the Company’s articles of organization (the “Articles”) were filed in the office of the Nevada Secretary of State in accordance with the Nevada Revised Statutes (the “NRS”) (the “Effective Date”), and shall continue until the dissolution and winding up of the Company is completed pursuant to Section 9 of this Agreement.  This Agreement was amended as of  June 28, 2007, in order to reflect the admission of Sutton Hill Capital, L.L.C. (“SH Capital”), as a Member.

Membership Units

Authorized Membership Units.  The Company shall be authorized to issue up to one million (1,000,000) common membership units (the “Common Units”) and up to one million (1,000,000) preferred membership units (the “Preferred Units” and collectively, but without differentiation, with the Common

Units, the “Units” or individually, but again without differentiation each a “Unit”). Preferred Units may be issued in one or more classes, each with such rights, privileges and preferences as the Manager shall in its sole discretion determine without the affirmative vote or written consent of the Members.  Each Unit shall represent an ownership interest in the Company, including any and all benefits to which the holder of such Units may be entitled, as provided in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.  The number of authorized Units may be increased in the sole discretion of the Manager without the affirmative vote or written consent of the Members.  The Manager is authorized to amend this Agreement, again without the affirmative vote or written consent of the Members, in order to memorialize the creation of such one or more classes of Preferred Units, the rights, privileges and preferences of such one or more classes of Preferred Units and the number of authorized Units from time to time.

Limitation on Transfer.  The Transfer of Units is restricted and must be made in accordance with the terms and conditions of this Agreement, where, for the purposes of this Agreement, “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, encumbrance or other disposition and, as a verb, to voluntarily or involuntarily to transfer, sell, pledge, hypothecate, encumber or otherwise dispose of.

Title to Property

At all times after the Effective Date, any and all real and personal property acquired by the Company, including, without limitation, cash, improvements to property and tangible or intangible property (“Property”), shall be held, and owned by and conveyed in the name of the Company as an entity, and not in the name of any Member.  Each Unit shall be personal property for all purposes.  No Property shall be transferred for, or in payment of, any obligation of any Member.

MEMBERS’ CAPITAL CONTRIBUTIONS

Definitions

“Allocation Year” or “Tax Year” means the calendar year.

“Book Adjustments”  shall mean adjustments with respect to the Gross Asset Value of the Company’s assets for depreciation, depletion, amortization, and gain or loss, as computed in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations.

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to such Member’s Units.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Gross Asset Value” means, with respect to any Property, the fair market value of such Property at the time of its contribution to the Company (as adjusted by Book Adjustment) without respect to the assets of the Company that have been revalued, the fair market value of such assets as adjusted pursuant to Code Section 734, 743 and 754 whenever it is determined by the Manager, in the Manager’s business judgment, that such adjustment is appropriate and advantageous to the Company.

“Majority” means the Members holding a majority of the outstanding Common Units.

“Percentage Interest” of each Member shall mean, as of any date, the ratio (expressed as a percentage) of the number of Common Units held by such Member on such date to the aggregate Common Units held by all Members on such date.

“Profits” and “Losses” mean, for each Allocation Year, the income gain, loss, deductions, and credits, as the case may be, of the Company (including items not subject to federal income tax or deductible for federal income tax purposes), whether in the aggregate or separately stated, as appropriate, determined under federal income tax principles.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

Initial Capital Contributions

Each Unit shall be issued to the Members in consideration for the Capital Contributions set forth in the attached Schedule I, which is incorporated herein.  The name, address, initial Capital Contribution, Units, Percentage Interest and capital account of each Member are set forth in Schedule I.  The Manager shall amend Schedule I from time to time to reflect the admission of additional Members, the making of additional capital contributions, the transfer of Units as between Members and/or the issuance of additional Units.  The initial or additional Capital Contribution of a Member shall consist of either money or the initial Gross Asset Value of any property (other than money) that is contributed to the Company with respect to the Units held or purchased by such Member.

Additional Capital Contributions

1.1.1.  The Members acknowledge that the execution of the Company’s business plan may, from time to time, require the contribution of additional Funds (the “Additional Funds”) and agree that they will provide, on a pro-rata basis, in accordance with their relative ownership of Common Units (each Member’s “Pro-rata Share”), the funds required for such purposes as a contribution to capital (each an “Additional Capital Contribution”).  Upon the Managers’ determination that an Additional Capital Contribution is necessary, the Manager shall give written notice to all Members at least twenty business days prior to the date the Additional Capital Contribution is due.  The written notice shall set forth the amount of the Additional Capital Contribution, each Member’s Pro-rata Share, the date by which the Members must contribute each Member’s respective Pro-rata Share and the number of Common Units, if any, that will be issued in consideration of such Additional Capital Contributions.

1.1.2.  In the event that any Member should fail to timely make all or any portion of its Additional Capital Contribution (a “Non-Contributing Member”), then the Managers may offer the Common Units associated with the remaining portion of such Additional Capital Contribution (the “Remaining Common Units”) to the remaining Members (the “Contributing Members”), who shall be entitled within ten (10) business days of such notice to subscribe, by irrevocable written notice to the Manager specifying the number of Remaining Common Units desired, for such Remaining Common Units.  In the event of an oversubscription, the Remaining Common Units will be allocated by the Managers amongst the Contributing Members subscribing for such Remaining Common Units so that each such Member receives not less than the lesser of (i) the quantity of  Remaining Common Units specified in such Member’s irrevocable notice to the Manager, and (ii) that proportion of the Remaining Units equal to a fraction (rounded to the nearest whole Common Unit) the numerator of which is the number of Common Units held by such Member at the time it issued such irrevocable notice and the denominator of which is the number of Common Units held as of such date by all of the Remaining Members issuing irrevocable notices to acquire such Remaining Common Units, such allocation under this clause (ii) to be further adjusted upwards on a prorate basis to reflect the fact that one or more such Remaining Members may have specified a quantity of the Remaining Conmmon Units which, applying clause (i), represents less than its prorate portion under this clause (ii).  Any Remaining Common Units not subscribed for may be sold in such manner and to such person or persons as the Managers may, in their sole discretion, determine.

1.1.3.  In addition, the Managers, acting on behalf of the Company, shall (and is hereby authorized by any and all Non-Contributing Members to) transfer from the ownership of the Non-Contributing Member to the ownership of the purchasers of any Remaining Common Units resulting from the failure of such Non-Contributing Member to timely contribute all of its Additional Capital Contribution, an additional quantity of

Common Units equal to 10% (rounded to the nearest number of whole Common Units) of such Remaining Common Units (such Common Units to be allocated among such purchasers of such Remaining Common Units on a prorate basis by reference to the percentage of such Remaining Common Units acquired by each such purchaser) and to make appropriate adjustments to the relative capital accounts of such Members to reflect such issuance and/or transfer of Common Units, such adjustment to be effective either as of the date of the failure of such Non-Contributing Member to timely make its Additional Capital Contribution, or as of the date such Remaining Common Units are sold, or at any time between such dates as the Manager may, in its sole discretion, determine.

2.3.4.  Preemptive Rights.  Subject to the terms and conditions contained in this Agreement, each Member shall have the preemptive right to purchase its pro rata portion of any newly issued Units that the Company may, from time to time, propose to sell and issue (the “Preemptive Right”).  Any portion of such newly issued Units not purchased pursuant to the Preemptive Right may be sold to other Members or to other purchasers.  Each Member shall have ten (10) business days following approval of the newly issued Units, and notice thereof, to agree to purchase up to its pro rata portion of the newly issued units, for the price and upon the terms specified in the approval of such newly issued Units, by giving written notice to the Manager and stating therein the quantity of newly issued Units to be purchased.  Upon exercise of the Preemptive Right, the Company and the relevant Member shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any approvals required in connection therewith.  In the event a Member fails to exercise its Preemptive Right within said ten (10) business day period, the Company shall have one-hundred and eighty (180) days thereafter to sell or enter into an agreement to sell the newly issued Units not elected to be purchased by such Member.  In the event the Company has not entered into an agreement to sell such Units within said one-hundred and eighty (180) day period, the Company shall not thereafter issue or sell any newly issued Units without first offering such Units to the Members as provided in this Section 2.3.4.

Capital Accounts

The term, “Capital Account,” shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

Each Member’s Capital Account shall be increased by:  (i) such Member’s Capital Contributions; (ii) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 3 of this Agreement; and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member; provided, however, the principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent that) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

Each Member’s Capital Account shall be decreased by:  (i) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement; (ii) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 3 of this Agreement; and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

In the event Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred Units; and

In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, Code Section 752(c) and any other applicable provisions of the Code and Regulations shall be taken into account.

The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases thereto (including, without limitation, the increases or decreases relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Manager may make such modification, provided that such modification is not likely to have a material effect on the amounts distributed to any person pursuant to Section 9 of this Agreement upon the dissolution of the Company.  The Manager shall also make any adjustments that are necessary or appropriate, with the consent of the Company’s counsel, to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and shall, with the consent of the Company’s counsel, make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

1.2.  Manager Buy-Out Right. It is currently contemplated that the Third Avenue Property will eventually be redeveloped.  The development and proposal of the redevelopment plan will be the responsibility of the Managers; provided, however, that so long as SH Capital is a Member no redevelopment plan proposed by the Managers may be adopted if such plan requires additional capital contributions by the Members, unless that redevelopment plan is approved by a Majority including SH Capital..  Provided, further, however that in the event that SH Capital does not approve the redevelopment plan within thirty (30) days of the date on which such approval is requested in writing by the Manager, then, the Manager shall have the right, but not the obligation, to acquire SH Capital’s Units  for an amount equal to the net fair market value of the assets of the Company multiplied by SH Capital’s Percentage Interest.  Net fair market value will be based upon the highest and best use of the property (restricted only by applicable zoning and land use laws and regulations (including without limitation, limitation on the demolition or modification of historically or architecturally significant structures)) calculated net of any debt or other obligations of the Company or encumbrances on the assets of the Company ranking senior to the interests of the Common Units. The procedures for determining net fair market value shall be as set forth in Section 8.4.6.2.  This option must be exercised no later than ninety (90) days following the date that approval is requested in writing by Manager from SH Capital, and must close within sixty (60) days after the purchase price is determined.  At the option of the Manager, this buy-out right may be assigned to the Company with the result that the SH Capital Units are transferred directly from SH Capital to the Company.  The parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, so long as SH Capital is a Member, absent the consent of SH Capital, the Company shall not authorize or issue any Units except (i) in connection with Section 2.3 hereof, or (ii) in connection with a redevelopment plan for the Third Avenue Property.

ALLOCATIONS

Definitions

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

a.  Increase to such Capital Account of any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

b.  Decrease to such Capital Account of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Member Nonrecourse Debt” has the same meaning as the term “Partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “Partner nonrecourse deductions” in Section 1.704-2(i) of the Regulations.

“Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Manager.  “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

Profits

After giving effect to the special allocations set forth in Sections 3.4 and 3.5 of this Agreement, Profits for any Allocation Year shall be allocated to the Members in proportion to their respective Percentage Interests.

Losses

After giving effect to the special allocations set forth in Sections 3.4 and 3.5 of this Agreement, and subject to Section 3.6 of this Agreement, Losses for any Allocation Year shall be allocated to the Members in proportion to their respective Percentage Interests.

Special Allocations

The following special allocations shall be made in the following order:

Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of the Company’s income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section

3.4.1 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

Member Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of the Company’s income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 3.4.2 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

Qualified Income Offset.  In the event any Member unexpectedly receives any adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of the Company’s income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 3.4.3 shall be made only if, and to the extent that, the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.4.3 were not in this Agreement.

Gross Income Allocation.  In the event any Member, at the end of any Allocation Year, has a deficit Capital Account that is in excess of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.7042(i)(5), each such Member shall be specially allocated items of the Company’s income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 3.4.4 shall be made only if, and to the extent that, such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.4.3 and this Section 3.4.4 were not in this Agreement.

Nonrecourse Deductions.  Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deduction is attributable in accordance with Regulations Section 1.704-2(i)(1).

Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Property is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Allocations Relating to Taxable Issuance of Units.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member shall be allocated among the Members so that, to the extent possible, the net amount of such income, gain, loss or deduction, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if such income, gain, loss or deduction had not been realized.

Curative Allocations

The allocations set forth in Sections 3.4.1 through 3.4.7, inclusive, and 3.6 of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of the Company’s income, gain, loss or deduction pursuant to this Section 3.5.  Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of the Company’s income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.2, 3.3 and 3.4.8 of this Agreement.

Loss Limitation

Losses allocated pursuant to Section 3.3 of this Agreement shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.3, the limitation set forth in this Section 3.6 shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

Other Allocation Rules

Determination of Period.  For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

Acknowledgement of the Income Tax Consequences.  The Members are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of the Company’s income and loss for income tax purposes.

Excess Nonrecourse Liabilities.  Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Profits are in proportion to their Percentage Interests.

Distributions of Net Cash Flow.  To the extent permitted by Regulations Section 1.704-2(h)(3), the Manager shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

Tax Allocations: Code Section 704(c)

In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method with curative allocations.

In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraph (b) of Section 2.1.5 of this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any election or other decision relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 3.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

3.9.Depreciation and Amortization. Notwithstanding the above, it is the intent of the parties that, subject to the intention that all allocations of income and expense have substantial economic effect and that all allocations of income and expense are made in a manner that conforms with applicable law, that depreciation and amortization expense be allocated first to SH Capital, for so long as it shall be a Member, until such time as either SH Capital’s capital account has been reduced to zero, or the Members have determined in their best judgment to do otherwise.

DISTRIBUTIONS

Net Cash Flow

Except as otherwise provided in Section 9 of this Agreement and unless otherwise determined by the Manager in the reasonable exercise of its discretion in order to preserve a prudent level of liquidity and to make reasonable provision for the debts, liabilities and other obligations of the Company and the execution of the Company’s business plan, an amount equal to not less than the lesser of (i) 45% of Taxable Income and (ii) 100% of Net Cash Flow, if any, shall be distributed not later than the thirtieth (30th) day after the end of each fiscal quarter to the Members in proportion to their respective Percentage Interests, or at such other interval determined by the Manager.

Limitations on Distributions

The Company shall make no distributions to the Members except as provided in this Section 4 and Section 9 of this Agreement, or as agreed to by all of the Members.  No Member may receive a distribution from the Company to the extent such distribution would violate applicable law.

MANAGEMENT

Manager

Management by Manager; Voting.  Except as otherwise provided in this Agreement, the Members agree that the management of the Company shall be exclusively vested in one or more managers (the “Managers”).  In the situation where there is only one manager, the term “Managers” though in the plural will be deemed to refer solely to this sole manager.  Managers may be individual persons, corporations, trusts, companies or other business entities.  The initial Manager shall be:

Name	Address
Citadel Cinemas, Inc	500 Citadel Drive, Suite 300 Commerce, California 90040 Tel: (213) 235-2240 Fax: (213) 235-2229

The Members, by signing this Agreement, hereby designate the person identified above as the Manager until its successor is elected and qualified.  Except as otherwise provided in this Agreement, the Manager shall act by the affirmative vote of a majority of the total number of Managers, where each Manager shall have one (1) vote.

Election of Managers, Removal and Vacancies.  Each Manager shall remain in office until such Manager resigns, is removed or is disqualified to serve, or the Manager’s successor is elected by a Majority and qualified.  Each Manager may be removed at any time, with or without cause, by a Majority.  In the event any Manager dies or is unwilling or unable to serve or is removed from office by a Majority, the Members may, through a Majority, appoint a successor to such Manager.

Delegation.  The Managers shall have the power to form and to delegate authority to such committees of Managers, or their representatives, as they may from time to time designate, such committees to operate under and in accordance with the procedures set forth in their respective charters as established from time to time by the Managers.

Meetings of the Managers

Meetings.  The Managers shall hold meetings at such intervals as determined by the Managers and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement; provided, however, that in the event that there is a single Manager, no such meetings shall be required.

Notice.  Except as otherwise provided in this Section 5.2, written notice of any meeting of the Manager shall be given to each Manager entitled to vote at the meeting and addressed to the Manager’s address appearing on the books of the Company.  All such notices shall be sent to each Manager entitled thereto by telecopier, telegram, electronic mail or similar method (in each case, notice shall be given at least seventy-two (72) hours before the time of the meeting) or by first-class mail (in which case, notice shall be deposited in the mail, postage prepaid, at least five (5) days before the meeting).  Each such notice shall state:  (a) the time, date, place (which shall be at the principal office of the Company unless otherwise determined by the Manager) or other means of conducting such meeting; and (b) the purpose(s) of the meeting.  If a Manager gives no address, notice shall be deemed to have been given to the Manager if sent by mail or other means of written communication addressed to the Manager at the principal offices of the Company.

Quorum.  A majority of the Managers, either in person or represented by proxy, shall constitute a quorum for the transaction of business by the Managers.  A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal from the meeting of any Manager, if such action is approved by a majority of the required quorum at such meeting.

Waiver of Notice.  Any action taken at any meeting of the Managers, however called and noticed or wherever held, shall be as valid as though taken at a meeting regularly called and noticed, if:  (a) all of the Managers are present at the meeting and the action taken is unanimously approved by such Managers; or (b) a quorum of the Managers is present and unanimously approved by the Managers to present, and if, in addition, either before or after the meeting, each Manager not present signs a waiver of notice or a consent to holding such meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or otherwise made a part of the minutes of such meeting.

Manner of Meeting.  Unless otherwise approved by the Managers, each meeting of the Managers may be held telephonically, electronically or physically at the Company’s principal place of business or other location set by the Managers.  The participation of a Manager at a meeting telephonically or electronically shall constitute presence in person at such meeting and waiver of notice for such meeting.  At such meetings, the Managers shall transact such business as may properly be brought before the meeting.

Written Consent.  Notwithstanding anything in this Section 5.2, the Managers may take any action that may be taken by the Managers without a meeting if such action is approved by the written consent of a majority of the Managers.  The written consent may be executed in one or more counterparts and by facsimile and each such consent so executed shall be deemed an original.  Whenever action is taken by written consent, a meeting of the Managers need not be called or noticed.

Manager Duties, Powers and Limitations

Performance of Duties; Individual Liability.  In performing their duties as Managers under this Agreement, the Managers shall exercise the same standards of loyalty, care and good faith as required by the directors of a corporation formed under the laws of the State of Nevada; but shall likewise be entitled to the benefits and protections of the business judgment rule and to all of the limitations on their respective duties of loyalty, care and good faith as are available to the directors of such corporations.

Powers.  The Managers may exercise all powers of the Company and do all such lawful acts as are not by statute, the Articles or this Agreement directed or required to be exercised or done exclusively by the Members.  In exercising such powers, the Managers shall have the right and authority to take any and all actions that the Managers, in their absolute and sole discretion, deems necessary, useful or appropriate for the management of the Company.  In the event of any disagreement between the Members as to the interpretation of this Agreement, the interpretation of the Manager, absent final determination by a court of competent jurisdiction that such interpretation is in fact incorrect and was made either in bad faith or with manifest error, will control.  The cost of obtaining a determination of any such matter by a court of competent jurisdiction will be a cost of the Company.

Limitations.  The Managers shall cause the Company to conduct its business separate and apart from that of any Member, Manager or affiliate thereof.

Definition of an “Affiliate”.  For the purposes of this Agreement, an “Affiliate” means, with respect to any person:  (a) any person (other than the Company or any subsidiary of the Company) directly or indirectly controlling, controlled by or under common control with such person; (b) any officer, director, general partner, member or trustee of such person; or (c) any person who is an officer, director, general partner, member or trustee of any person described in clauses (a) or (b) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, members, or persons exercising similar authority with respect to such person or entities.

Reimbursements

The Company shall reimburse any Manager for all expenses heretofore incurred in connection with  the organization of the Company and hereafter incurred in the execution of such Manager’s duties and obligations and the exercise of such Manager’s discretion under this Agreement, including, without limitation, expenses of maintaining an office, telephones, travel, office equipment, liability and casualty insurance, and secretarial, administrative and other personnel and any other general and administrative types of expenses as may reasonably be attributable to the Company.  Managers may, in their sole discretion, but shall not be obligated to, include the Company, its employees, agents, consultants, contractors and/or assets, within the coverage of any one or more policies of insurance as may be maintained from time to time by such one or more Managers, and to charge to the Company a reasonable percentage of the costs of such insurance.

Independent Activities

Each Manager shall be required to devote such time to the affairs of the Company as may be reasonably necessary to manage and operate the Company, and shall be free to serve any other person or enterprise in any capacity that such Manager may deem appropriate in such Manager’s sole and absolute discretion, so long as Manager continues to satisfy his, her or its obligations under this Agreement.  Insofar as permitted by applicable law, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member, Manager or Affiliate thereof from engaging in whatever activities the Member, Manager or Affiliate thereof chooses, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member, Manager or Affiliate thereof to permit the Company or any other Member, Manager or Affiliate thereof to participate in any such activities.  As a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes and renounces any such right or claim of participation.

Officers and Senior Management

The Managers shall have the discretion to create such officer and senior management positions, to vest such officer and senior management positions with such delegated authority and to appoint such persons to fill such officer and senior management positions as they may from time to time determine in their sole discretion.  Any persons appointed to fill such officer or senior management positions will serve at the pleasure of the Managers, and the authority delegated to such persons may be terminated, suspended, increased or reduced as the Managers may, again in their sole discretion, from time to time determine. The Managers may retain the persons serving in such offices and senior management positions as full or part time employees or as consultants and may adopt  such compensation arrangements,  management incentive plans and employee benefit plans as they may in their discretion determine.  To the extent appointed by the Managers, the officers and senior managers of the Company shall be responsible for conducting, in the name of, and on behalf of, the Company, the day-to-day business and affairs of the Company.  The Company’s officers and senior managers may include, without limitation, a chief executive officer, president, chief financial officer, one or more vice presidents, secretary, one or more assistant secretaries, treasurer and one or more assistant treasurers.

Certain Conflict of Interest Issues

Without limiting the generality of Section 5.5. above, it is (a) acknowledged that the Manager operates directly, and/or through Affiliates, cinemas in the area of the Third Avenue Property and (b) agreed that nothing herein, or any statutory, legal or equitable duty, obligation or principle will require the Manager or any such one or more Affiliates to cease their operations of such cinemas or to dispose of their interests in such cinemas or prevent or prohibit the Manager or any such one or more affiliates from acquiring additional cinema interests.

1.3.  Cinema Management Agreement

Simultaneously with the execution and delivery of this Amended and Restated Operating Agreement, the Company and Citadel Cinemas, Inc. have entered into a management agreement providing for the management by Citadel Cinemas of the cinema comprising a portion of the Third Avenue Property (as the same may be amended or modified from time to time as provided in this Agreement, the “Cinema Management Agreement”), and the execution and delivery of the Cinema Management Agreement is hereby ratified and affirmed by the Members.  A copy of the Cinema Management Agreement being entered into simultaneously with the execution and delivery of this Agreement is attached as Appendix B to this Agreement.

MEMBERS

Rights or Powers

The Members shall not have any right or power to take part in the management or control of the Company or to act for or to bind the Company in any way.  Notwithstanding the foregoing, the Members shall have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the NRS.

Voting Rights

No Member has any voting rights except with respect to those matters specifically reserved for a Member vote that are set forth in this Agreement and as required in the NRS. The Members may approve of a matter or take any action by the vote of the Members at a meeting, in person or by proxy, or by the written consent of the Members.  The vote of a Majority, either at a meeting or by written consent, shall constitute a valid and binding action of the Members.  All Common Units shall be entitled to one (1) vote per Common Unit.  The voting rights of any Preferred Unit will be as set forth in the rights, privileges and preferences of such Preferred Units at their time of issuance and as reflected in the applicable amendment to this Agreement.

Matters Requiring Member Vote.  Notwithstanding any other provision of this Agreement, the Company shall not take any action (whether by the Manager, or otherwise) in connection with any of the following matters without the affirmative vote of the holders of not less than eighty percent (80%) of the Common Units:

6.2.1.1.  Any activity that is manifestly inconsistent with and materially antagonistic to the purposes of the Company as set forth in Section 1.2 of this Agreement; provided, however, that this provision will not be deemed to require the approval by the Members of a decision by the Managers to sell all or substantially all of the assets of the Company and incident to that sale to liquidate the Company, provided that (i) the Managers have first offered to the Members in writing the right to purchase such assets for the same price and on the same terms as the assets are to be offered to third parties and (ii) no Member has accepted such offer within sixty (60) days of receipt of the proposed terms of sale and (iii) a binding agreement for sale is entered into within one hundred eighty (180) days of the expiration of such sixty (60) day period on terms no less favorable than those offered to the Members (provided that in a case where more than one Member accepts the offer, an auction shall be held within thirty (30) days of the expiration of such sixty (60) day period, and the bidder offering the highest cash price for the asset (such price to be no lower than the price specified in the offer delivered by the Managers) will be deemed to have accepted a revised offer at that higher price;

6.2.1.2.  Any transaction between the Company and any Member, Manager or Affiliate thereof, unless such transaction is (i) with an entity that is beneficially owned by the Members in the same proportion as the Members then own the Common Units of the Company, or (ii) otherwise specifically provided for by the terms of this Agreement;

6.2.1.3.  [Intentionally Omitted];

6.2.1.4.  Any amendment of this Agreement, except to the extent required to reflect (i) the creation and/or issuance of Units, (ii) the admission of new or substitute Members, or (iii) the transfer of Units;

6.2.1.5.  The payment of any compensation to the Managers (other than reimbursement of costs or expenses, the advancement of costs of defense, and/or the performance of any indemnity obligations, as provided elsewhere in this Agreement or payments made pursuant to the Cinema Management Agreement);

6.2.1.6.  Any amendment or modification of the Cinema Management Agreement;

6.2.1.7.  The taking of any action that would result in  personal liability on the part of any Member or which would result in the treatment of the Company as a C corporation for purposes of Federal income Taxes;

6.2.1.8.  Any transaction by the Company to merge or consolidate with another person;

6.2.1.9.  Any sale of all or substantially all of the assets of the Company or liquidation of the Company, other than as provided in Section 6.2.1.1., above

6.2.1.10. Any requirement for Additional Capital Contributions in excess of $1,000,000 in the aggregate relating to improvements to the existing cinema building; and

6.2.1.11.  Any act in contravention of this Agreement.

Meetings of the Members

Meetings; Notice.  The Company will not hold regular annual meetings of the Members.  Meetings of the Members, for any purpose or purposes whatsoever, may be called at any time by the Managers or by the holders of not less than twenty percent (20%) of the Common Units then outstanding.  Written notice of each meeting, signed by the Managers or by such other person as the Managers shall designate, shall be given to each Member entitled to vote at the meeting, either personally or by mail or other means of written communication, charges prepaid, addressed to such Member at the address for such Member appearing on the books of the Company or given by such Member to the Company for the purpose of notice.  If a Member gives no address, notice shall be deemed to have been given to the Member if sent by mail or other means of written communication addressed to the Member at the principal offices of the Company.  All such notices shall be sent to each Member entitled thereto not less than ten (10) nor more than thirty (30) calendar days before each meeting, and shall specify the time, date and place of such meeting and the purpose of the meeting.

Quorum.  Members, either in person or represented by proxy, holding a Majority shall constitute a quorum for the transaction of business.  Each Member shall be entitled to vote in proportion to such Member’s Percentage Interest, provided that if, pursuant to the NRS or the terms of this Agreement, a Member is not entitled to vote on a specific matter, then such Member’s vote and Percentage Interest shall not be considered for the purposes of determining whether a quorum is present or whether the approval of the vote of the Members has been obtained with respect to such specific matter.

Waiver of Notice.  Any action taken at any meeting of the Members, however called and noticed or wherever held, shall be as valid as though had at a meeting regularly called and noticed if:  (a) all of the Members are present at the meeting and unanimously approve such action; or (b) a quorum of the Members is present and unanimously approve such action, and if, in addition, either before or after the meeting, each Member not present signs a waiver of notice or consent to holding such meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or made a part of the minutes of such meeting.

Record Date.  For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Managers or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination.  Such date shall not be more than thirty (30) days nor less than ten (10) days before any such meeting.

Voting; Proxy.  Members may vote in person, by proxy or by telephone at any meeting and may waive advance notice of any meeting.  Each Member may authorize any person or persons to act on such Member’s behalf by proxy on all matters in which a Member is entitled to participate, including, without limitation, waiving notice of any meeting or voting or participating at a meeting.  Every proxy must be signed by the Member or such Member’s attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Member executing such proxy.

Manner of Meeting.  Each meeting of the Members may be held telephonically, electronically or in person.  The participation at a meeting telephonically or electronically shall constitute presence in person at such meeting and waiver of notice for such meeting.

Written Consent.  Notwithstanding this Section 6.3, the Members may take any action that may be taken by the Members without a meeting if such action is approved by the written consent of a Majority or by the holders of not less than 80% of the Common Units then outstanding, as may be applicable with respect to such action.  The written consent may be executed in one or more counterparts and by facsimile and each such consent so executed shall be deemed an original.  Whenever action is taken by written consent, a meeting of the Members need not be called or noticed.

Preferred Unit Holders.  Unless specifically provided in the rights, privileges and preferences of any class of Preferred Units as set forth in an amendment to this Agreement, Members holding only Preferred Units will not be entitled (a) to notice of any meeting of Members, (b) to call, attend or participate in any meeting of Members, (c) to access to any books or records of the Company or (d) to vote on or to consent with respect to any matter subject to the vote of consent of the Members.

Member Compensation

No Member shall receive any interest, salary, drawing or other form of compensation with respect to such Member’s Capital Contribution or Capital Account or for services rendered on behalf of the Company, or otherwise, in such Member’s capacity as a Member except as otherwise provided in this Agreement.

Member Liability

Each Member’s liability shall be limited as set forth in the NRS, the Articles, this Agreement and other applicable law.

Other Instruments

Each Member hereby agrees to execute and deliver to the Company, within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Managers determines to be necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

ACCOUNTING, BOOKS AND RECORDS

Accounting, Books and Records

General.  The Managers, or such other person as the Managers may designate (which person may include persons who are Affiliates of the Manager), from time to time, shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

Books and Records.  Any Member or such Member’s designated representative has the right to have reasonable access to and inspect and copy the contents of the Company’s books or records and shall also have reasonable access during normal business hours to additional financial information, documents, books and records.  The rights granted to a Member pursuant to this Section 7.1 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be reasonably established from time to time by the Managers.  The Company shall keep on site at its principal place of business each of the records required pursuant to Section 86.521 of the NRS.

Accounting Method.  The Company shall maintain its books in accordance with generally accepted accounting principals, applied on a consistent basis, and shall prepare and distribute to the Members within sixty (60) days of the end of each calendar year end, audited financial statements and partnership federal, state and local tax returns for the Company.  The auditors of the Company will be as designated from time to time by the Managers.

Tax Matters

Tax Elections.  The Managers shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections, and revocations thereof, for federal, state, local and foreign tax purposes.

1.3.1.  Tax Matters Manager.  The Managers are specifically authorized to act as the “Tax Matters Manager” under the Code and in any similar capacity under state, local or foreign law.

1.4.  Reports

At the request of any Member, the Manager shall provide such Member as soon as practicable, but in any event within forty-five (45) days after the end of the first three quarters of each fiscal quarter of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such calendar month or quarter, as applicable, and an unaudited balance sheet and a statement of stockholder’s equity as of the end of such calendar month or fiscal quarter, as applicable.  In addition, the books and records of the Company shall be reasonably available for inspection at the Manager’s principal place of business by any Member during regular business hours.

WITHDRAWAL AND TRANSFERS

Restrictions on Withdrawals

No Member shall have any right to retire, resign or withdraw from the Company or to commit an act that constitutes an Event of Default (defined below).  Any act of a Member that constitutes a retiring, resignation, withdrawal or Event of Default by the Member from the Company shall constitute a material breach of this Agreement, and the Company and the other Members shall be entitled to collect damages for such breach.  Such damages shall offset any cash or other property that would otherwise be distributable to such Member by the Company.

Restrictions on Transfers

Restrictions on Transfer.  Any Transfer or purported Transfer of all or any portion of a Member’s Units or an unadmitted assignee’s rights to receive allocations and distributions with respect to transferred Units (such Units or rights being collectively and without differentiation referred to herein as “Interests”) shall be null and void; provided; however, a Member or an unadmitted assignee of transferred Interests may Transfer all or any portion of such Member’s or unadmitted assignee’s Interests only to the extent that such Transfer is either permitted pursuant to the terms of this Agreement or by the express written consent of the Managers (a “Permitted Transfer”).

Effect of Unauthorized Transfer; Restrictions After Transfer.  Any Transfer that is in violation of this Agreement and shall be null and void and of no force or effect whatsoever.  To the extent that the Company is required to recognize a Transfer, the unadmitted transferee of such Interests shall have no rights under this Agreement except for the right to receive allocations and distributions as provided by this Agreement with respect to such Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Interests may have to the Company and the other Members.  Each transferee and any subsequent transferee of all or any portion of any Interests, regardless of whether or not such Person signs this Agreement, or such Transfer is approved by the Managers and the Members, shall, unless this Agreement expressly provides otherwise, hold such Interests subject to all of the provisions of this Agreement and make no further transfer.

Indemnification.  In the case of a Transfer or attempted Transfer of Units that is in violation of this Agreement, the parties engaging or attempting to engage in such transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such transfer or attempted transfer and efforts to enforce the indemnity granted hereby.

Admission of Additional and Substituted Members

Unadmitted Transferees.  A person who acquires an Interest but who is not admitted as an additional or substitute Member pursuant to this Section 8.3and NRS 86.351 (a “Substituted Member”) shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the NRS, the Articles or this Agreement.

Admission.  Subject to the other provisions of this Section 8, a transferee of Interests may be admitted to the Company as a Substituted Member only upon the consent of the Managers.

Right of First Refusal

General.  Subject to the conditions and restrictions set forth in this Section 8 and other than a Permitted Transfer, a Member or an unadmitted assignee of transferred Interests (either a “Transferring Party”) is prohibited from Transferring all or any portion of such Transferring Party’s Interests unless such Transferring Party first offers to sell such Interests pursuant to the terms of this Section 8.4; provided, however, no Transfer may be made under this Section 8.4 unless the Transferring Party has received a bona fide written offer (the “Bona Fide Offer”) from a person (the “Proposed Transferee”) to purchase Interests for a purchase price (the “Bona Fide Offer Purchase Price”) denominated and payable in United States dollars in currently available funds at closing signed by the Proposed Transferee and shall be irrevocable for a period ending no sooner than the ninetieth (90th) day following the end of the Offer Period, as hereinafter defined.

Offer Notice.  Prior to making any Transfer that is subject to the terms of this Section 8.4, the Transferring Party shall give to the Company and to each other Member (the “Offerees” ) written notice of the Bona Fide Offer (the “Offer Notice”), which shall include a copy of the Bona Fide Offer and an offer to sell the relevant Interests (the “Offered Interests” )to the Company and other Members for the Bona Fide Offer Purchase Price, payable according to the same terms as (or more favorable terms than) those contained in the Bona Fide Offer (the “Offer” ); provided, however, that the ability of the Company and the other Members to purchase the Offered Interests shall be made without regard to the requirement of any earnest money or similar deposit required of the Proposed Transferee prior to closing.

Exercise of Right. At any time during the fifteen (15) days following the receipt of the Offer Notice (the “Offer Period”), the Offerees may accept the Offer and exercise their respective rights to purchase all or any portion of the Offered Interests (the “Purchasers”), by giving written notice of such acceptance to the Transferring Party and each other Offeree, which notice shall indicate the maximum number or quantity of Offered Interests that such Offeree is willing to purchase (the “Accepting Notice”).

8.4.3.1.                      In the event that there is more than one Purchaser that accepts the Offer with respect to all of the Offered Interests, the Offer shall be deemed to be accepted and each Purchaser shall be deemed to have accepted the Offer as to that portion of the Offered Interests that corresponds to the ratio of the number of Offered Interests that such Purchaser indicated a willingness to purchase to the aggregate number of Offered Interests all Purchasers indicated a willingness to purchase, provided that each such Purchaser will be entitled to purchase not less than number or quantity of Interests equal to a fraction, the numerator of which is the number of Common

Units held by such Purchaser and the denominator of which is the total number of Common Units then outstanding.

8.4.3.2.                      If the Purchasers do not accept the Offer as to all of the Offered Interests during the Offer Period, the Transferor shall sell such portion of the Offered Interests to the Purchasers according to their respective elections and the Company may elect to purchase the balance of the Offered Interests within fifteen (15) days following the last day of the Offer Period.  If the Company does not elect to purchase the balance of the Offered Interests during the proscribed time frame, the Offer shall be deemed to be rejected as to all of the Offered Interests.

Closing of Purchase Pursuant to the Offer.  In the event that the Offer is accepted, the closing of the sale of the Offered Units shall take place within thirty (30) days after the Offer is accepted, provided that in the event that the 30th day of such period falls upon a day when the banks in Los Angeles, California are generally not opened for business, than the 30th day of such period will be deemed to be the first day thereafter on which the banks in Los Angeles, California are generally open for business.  The Transferor and all Purchasers shall execute such documents and instruments as may be necessary or appropriate to complete the sale of the Offered Interests pursuant to the terms of the Offer and this Section 8.4.  The Transferor and all Purchasers shall bear their own costs of such transfer and closing, including, without limitation, attorneys’ fees and filing fees.

8.4.4.1.                      Payment.  At the option of the Purchasers, the purchase of the Offered Units shall be in exchange for a promissory note or notes in the principal amount of the purchase price all due an payable in 12 months, and bearing with interest, payable monthly, at the prime rate of interest charged by Bank of America Nevada, or its successor in interest, on the closing date plus two percent (2%) per annum, but in any event not in excess of the maximum rate of interest then permitted by applicable law.

8.4.4.2.                      Delivery by the Transferor.  In exchange for the consideration to be paid by the Purchasers, the Transferor shall deliver to the Purchasers good title, free and clear of any liens or encumbrances (other than those created by this Agreement) to the Interests thus purchased.

Sale Pursuant to the Bona Fide Offer if the Offer is Rejected.  If the Offer is not accepted in the manner hereinabove provided, the Transferring Party may Transfer the Offered Interests to the Proposed Transferee on the date of closing set forth in the Bona Fide Offer; provided, however, such Transfer shall be made on terms no more favorable to the Purchasers than the terms contained in the Bona Fide Offer and complies with the other terms, conditions, and restrictions of this Agreement.  In the event that the Offered Interests are not Transferred in accordance with the terms of the preceding sentence, such Interests shall again become subject to all of the conditions and restrictions of this Section 8.4.

Change of Control.  In the case of any Member that is an entity, any direct or indirect change of control of such entity, other than the change of control of an entity that is a publicly traded entity whose shares are registered with the Securities and Exchange Commission, or any successor to such Commission, will be deemed to be a Transfer for purposes of this Agreement.

1.4.1.1.
To the extent that the entity has assets other than Units, then any such transfer shall give rise to an option (exercisable within six (6) months of the later of the date of such change of control transaction or the date on which the Company receives written notice from the applicable Member of such change of control transaction), to acquire such Units at their fair market value.

1.4.1.2.
In the event that the Company and such Member are not able to agree within sixty (60) days as to such fair market value, then the matter will be determined, upon the written election of either party, by appraisal, by an appraiser mutually agreeable to the parties or, in the absence of agreement, an appraiser appointed by the Presiding Judge for the Los Angeles County Superior Court.

8.5.  Permitted Transfers

 Notwithstanding the above, no approval will be required with respect to and no right of first refusal will apply to any of the following Transfers:

8.5.1.  Any transfer by a Member to any wholly owned subsidiary or parent of the Member (so long as such transferee continues as a wholly owned subsidiary of the Member or of the Member’s parent); and

8.5.2. In the case of SH Capital, any Transfer to (a) James J. Cotter, Michael Forman, and/or any one or more of their heirs, (b) any corporation, partnership, or company wholly owned, directly or indirectly, by any one or more of the persons specified in clause (a) above, or (c) to any trust of which any one or more of the persons specified in clause (a) may be beneficiaries.

8.5.3. In the case of Reading International, Inc., or any of its Affiliates, to any person, provided that such transferee has provided to the other Members in writing the right to Transfer their Units for the same consideration and on the same terms as the transferee has committed to Transfer its Units and a period of not less than sixty (60) days in which to make such election.

DISSOLUTION AND WINDING UP

Dissolution Events

The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

The vote or consent of the holders of not less than a majority of the outstanding Common Units  to dissolve, wind up, and liquidate the Company; or

A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Company’s business.

Winding Up

Upon the occurrence of either a Dissolution Event or the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business; provided, however, that all covenants and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 9.2 and the Company has been dissolved pursuant to the NRS.  The Managers shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of the Dissolution Event.  The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

First, to creditors (including Members and Managers who are creditors) in satisfaction of all of the Company’s debts, obligations and other liabilities, including, without limitation, any claims and obligations as required by NRS 86.521 (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for interim distributions to the Members or distributions to resigning Members; and then

The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

Applicable Law

The Managers shall comply with any requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Termination

Upon completion of the distributions as provided in this Section 9, the Company shall be terminated, and the Managers shall cause the filing of the articles of dissolution pursuant to NRS 86.541 and shall take all such other actions as may be necessary to terminate the Company.

INDEMNIFICATION

The Company shall indemnify and advance expenses to any Manager, and any person serving as an officer or senior manager of the Company, to the extent that such Manager or person acted on behalf of the Company, to the fullest extent permitted under the Articles or the NRS.  The Managers are authorized, in their sole discretion, to purchase at the cost of the Company insurance for the benefit of the Managers and/or such persons and to enter into separate indemnity agreements for the benefit of the Managers and/or such persons, without any vote or consent of the Members.

11.           SINGLE PURPOSE ENTITY

11.1.Certain Defined Terms

As used in this Section 11, the following terms shall have the following meanings:

a.  “Affiliate” means any person controlling, under common control with, or controlled by the person in question;

b.  “Company” means this limited liability company;

c.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise;

d.  “Governing Board” means the Manager of the Company;

e.  “Governing Law” means the Limited Liability Company Act of the State of Nevada.

f.  “Lender” means Eurohypo AG, New York Branch together with its successors and assigns with respect to the Loan;

g.  “Limitations of Authority” means the provisions set forth in Section 11.4 below;

h.  “Loan” means the mortgage loan made by Lender to the Company with respect to the Property in the principal amount of $15,000,000.00;

i.  “Loan Documents” means the Note, Mortgage, Loan Agreement and other instruments and agreements executed by the Company in connection with the Loan.

j.  “Organizational Documents” shall mean this operating agreement, and the certificate of formation of the Company;

k.  “Person” means an entity or natural person;

l.  “Property” shall mean that certain parcel of real property, together with all improvements located at 1001-1007 Third Avenue, in the City of New York, State of New York;

m.  “Restrictions on Purpose” shall mean the provisions set forth in Section 11.3 below;

n.  “Separateness Covenants” shall mean the covenants set forth in Section 11.5 below;

o.  “SPE Article” shall mean this Section 11.

11.2.Conflicts

In the event of any of any conflict between the terms of this SPE Article and any other provisions set forth in the Organizational Documents, the terms set forth in this SPE Article shall prevail.

11.3.Restrictions on Purpose

Notwithstanding any provision hereof or of any other Organizational Documents to the contrary, so long as the Loan or any portion thereof remains unpaid, the nature of the business and of the purposes to be conducted and promoted by the Company, is to engage solely in the following activities:

a.  To acquire the Property;

b.  To own, hold, sell, assign, transfer, develop, operate, lease, mortgage to Lender, pledge to Lender and otherwise deal with the Property;

c.  To borrow the Loan from Lender and to issue notes and other documents to evidence and secure the Loan;

d.  Subject to the Separateness Covenants, to exercise all powers enumerated in the Governing Law necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

11.4.Powers and Duties

Notwithstanding any other provisions herein or in the other Organizational Documents, and so long as the Loan or any portion thereof remains unpaid, without the unanimous consent of the Governing Board, and additionally, in the case of items (a) through (c) and (e) below, without the written consent of Lender, except as permitted under any of the Loan Documents, the Company shall have no authority to:

a.      except as hereinafter set forth, incur any indebtedness other than (i) the Loan, (ii) unsecured trade payables and operational debt not evidenced by a note, (iii) indebtedness incurred in the financing of equipment and other personal property used on the Property; and (iv) obligations to Tenants under Leases of portions of the Property; provided that any indebtedness incurred pursuant to subclauses (ii) and (iii) shall (x) be paid within sixty (60) days of the date incurred, or such longer period as may be acceptable to the Company and the payee as long as such longer period will not result in a lien on the Property (y) be incurred in the ordinary course of business, and (z) not exceed, in the aggregate at any time outstanding, four percent (4%) of the original principal amount of the Loan and provided further that the existing loans listed on Schedule VIII to the Loan Agreement between the Company and Lender shall be permitted. No indebtedness other than the Loan may be secured (subordinate or paripassu) by the Property;

b.      seek the dissolution or winding up, in whole or in part, of the Company;

c.      merge into or consolidate with any person or entity or dissolve, terminate or liquidate, in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

d.      file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any such action; or

e.      amend, modify or alter any provision of this SPE Article.

11.5.Separateness Covenants

Notwithstanding any provision hereof or of any other Organizational Documents to the contrary, until the Loan is paid in full, except as permitted under any of the Loan Documents, the Company shall not, except as otherwise set forth herein:

a.  own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property;

b.  engage in any business other than as set forth above in Section 1.2;

c.  enter into any contract or agreement with any Affiliate of the Company, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party;

d.  make any loans or advances to any third party (including any Affiliate), or acquire obligations or securities of its Affiliates;

e.  fail to remain solvent or fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;

f.  fail to do all things necessary to observe organizational formalities and preserve its existence, and the Company will not amend, modify or otherwise change the articles of organization and operating agreement of the Company without the prior consent of Lender in any manner that (i) violates the covenants and restrictions set forth in this SPE Article, or (ii) would permit the Company to take any action that it is prohibited from taking under the Loan Agreement or other Loan Documents;

g.  fail to maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party.  The Company’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company and such Affiliates and (ii) such assets shall be listed on the Company’s own separate balance sheet.  The Company will file its own tax returns (to the extent the Company is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person, provided that Reading International, Inc. or its successor (collectively, “RDI”) will file a consolidated Federal income tax return that includes the Company if permitted by law.  The Company shall maintain its books, records, resolutions and agreements as official records;

h.  except as hereinafter set forth, fail to be, or fail to hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Company), fail to correct any known misunderstanding regarding its status as a separate entity, or fail to conduct business in its own name, and Company shall not identify itself or any of its Affiliates as a division or part of the other provided that the foregoing shall not prevent Affiliates from acting as the Company’s agent for purposes of making payments on behalf of the Company or (bb) RDI, in any of its S.E.C. or other public filings or statements distributed to shareholders, referring to RDI and its various subsidiaries (including, without limitation, the Company) generally as RDI, the “Company” or words of similar import, and without differentiation as to the Company or any other subsidiary;

i.  fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

j.  seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of the Company nor permit any constituent party of Company to do any of the foregoing with respect to the Company;

k.  commingle the funds and other assets of the Company with those of any Affiliate or any other Person, and will hold all of its assets in its own name, provided that the foregoing shall not prevent Affiliates from acting as the Company’s agent for purposes of making payments on behalf of the Company;

l.  fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

m.  guarantee or become obligated for the loans of any other Person or hold itself out to be responsible for or have its credit available to satisfy the loans or obligations of any other Person;

n.  permit any independent access to its bank accounts; provided that the foregoing shall not prevent Affiliates from acting as the Company’s agent for purposes of making payments on behalf of the Company;

o.  fail to pay the salaries of its own employees (if any) from its own funds or fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations;

p.  fail to compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

11.6.Indemnification Obligations

Any indemnification obligations of the Company are hereby fully subordinated to the Company’s obligations to repay the Loan until such time as the Loan is paid in full.

12.           MISCELLANEOUS

12.1.Notices

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be hand delivered, sent via facsimile, overnight delivery or registered or certified mail, return receipt requested.  Notice shall be effective:  (a) if hand delivered, when delivered; (b) if sent via facsimile, on the day of transmission thereof on a proper facsimile machine with confirmation; (c) if sent via overnight delivery, on the day of delivery thereof by a reputable overnight courier service, delivery charges prepaid; and (d) if mailed, on the third business day after the deposit of such item in the mail, postage prepaid.  Notices shall be addressed or sent as follows:  (x) if to the Company, to the address or facsimile number of the Managers; (y) if to the Managers, to the address or facsimile number set forth in Section 5.1 of this Agreement; or (z) if to a Member, to the address or facsimile number set forth on Schedule I to this Agreement.

12.2.Binding Effect

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, assigns, heirs and personal representatives.

12.3.Construction

The terms of this Agreement were negotiated at arm’s length by the parties hereto.  The covenants, terms and provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement, but shall be construed simply according to its fair meaning as if all parties prepared this Agreement, and any rules of construction to the contrary are hereby specifically waived.

12.4.Time

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day.  The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day that is not a Saturday, Sunday or legal holiday.

12.5.Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

12.6.Severability

Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.  The preceding sentence of this Section 11.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

12.7.Variation of Terms

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

12.8.Governing Law

The laws of the State of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.  All rights and remedies of each person under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the person from time to time, whether under this Agreement, at law, in equity or otherwise.

12.9.Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

12.10.Attorneys’ Fees

The prevailing party in any dispute arising from the terms or subject matter of this Agreement shall be entitled to payment by the other party of the prevailing party’s costs and expenses, including, without limitation, such party’s attorneys’ fees, incurred in connection with resolving such dispute.

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12.11.Creditors

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company, any Manager or any Member.

In Witness Whereof, the parties have executed and entered into this Operating Agreement of the Company as of the day first above set forth.

Manager:	Citadel Cinemas, Inc.

	By:	/s/ S. Craig Tompkins
S. Craig Tompkins
	Its:	Vice Chairman

Members:	Sutton Hill Capital, LLC

	By:	/s/ James J. Cotter
James J. Cotter
	Its:	Manager

Citadel Cinemas, Inc.

By:	/s/ S. Craig Tompkins
S. Craig Tompkins
Its:	Vice Chairman

SCHEDULE I – MEMBERS

The name, address, initial Capital Contribution, Units, Percentage Interest and Capital Account of each Member, as of the date of this Agreement, are set forth as follows:

Names and Address	Initial Capital Contribution	Units	Percentage Interest	Capital Account

Citadel Cinemas, Inc. 500 Citadel Drive, Suite 300 Commerce, California 90040	$9,000,000*	7,500 Common Units	75.0%	$9,000,000*

Sutton Hill Capital, LLC 500 Citadel Drive, Suite 300 Los Angeles, California 90040	$3,000,000**	2,500 Common Units	25.0%	$3,000,000**

* Plus assumption of $6.75 million of the $9.00 million purchase money installment sale note.
** Plus assumption of $2.25 of the $9.00 million purchase money installment sale note.

APPENDIX A – INDEX OF DEFINED WORDS AND PHRASES

Accepting Notice, 17
Adjusted Capital Account Deficit, 5
Affiliate, 11
Agreement, 1
Allocation Year, 2
Articles, 1
Bona Fide Offer, 17
Bona Fide Offer Purchase Price, 17
Book Adjustments, 2
Capital Account, 4
Capital Contributions, 2
Code, 2
Company, 1
Company Minimum Gain, 6
controlling, controlled by or under common control with, 11
Dissolution Event, 19
Effective Date, 1
Gross Asset Value, 2
Interests, 16
Losses, 3
Majority, 2
Managers, 9
Member Nonrecourse Debt, 6
Member Nonrecourse Debt Minimum Gain, 6
Member Nonrecourse Deductions, 6
Members, 1
Net Cash Flow, 6
Nonrecourse Deductions, 6
Nonrecourse Liability, 6
NRS, 1
Offer, 17
Offer Notice, 17
Offer Period, 17
Offered Units, 18
Offerees, 17
Percentage Interest, 2
Permitted Transfer, 16
Profits, 3
Property, 2
Proposed Transferee, 17
Purchaser, 17
Regulations, 3
Regulatory Allocations, 8
Tax Matters Manager, 16
Tax Year, 2
transfer, 2
transferor, 4
Transferring Party, 17
Units, 2